Exhibit 16.1

May 21, 2025

U.S. Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

Commissioners:

We have read the statements made by Raytech Holding Limited pursuant to Form 6-K for the month of April 2025 (Commission File Number: 001-42100) (copy attached), which we understand it will be filed with the Securities and Exchange Commission regarding “Change of Auditor”. Under the heading of “Change of Auditor”, we do not disagree with the contents of paragraphs: (1), (2), and (3). We have no basis to either agree or disagree with other content found in the filing.

Very truly yours,

/s/ WWC, P.C.

WWC, P.C.
Certified Public Accountants

Attachment